Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-265473 and 333-265473-06

1 Ford Credit Auto Lease Trust Series 2024-B J U L Y 2 0 2 4 2024 Ford F-150 Raptor

Secret Free Writing Prospectus Registration Statement No. 333-265473 Ford Credit Auto Lease Two LLC (the “depositor”) Ford Credit Auto Lease Trust 2024-B (the “issuer”) The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-855-881-2108. 2 F C A L T 2 0 2 4 - B R O A D S H O W

Transaction Overview & Timing F C A L T 2 0 2 4 - B R O A D S H O W Issuer / Trust Ford Credit Auto Lease Trust 2024-B Sponsor and Servicer Ford Motor Credit Company LLC (“Ford Credit”) Depositor Ford Credit Auto Lease Two LLC Active Joint Lead Bookrunners SG Americas Securities, LLC Deutsche Bank Securities Inc. Wells Fargo Securities, LLC Passive Joint Lead Bookrunners BofA Securities, Inc TD Securities (USA) LLC Co-Managers Truist Securities, Inc. U.S. Bancorp Investments, Inc. Active Co-Managers C.L. King & Associates, Inc. Ramirez & Co., Inc. Bloomberg Ticker FORDL 2024-B Indenture Trustee U.S. Bank Trust Company, National Association Owner Trustee The Bank of New York Mellon Delaware Trustee BNY Mellon Trust of Delaware Asset Representation Reviewer Clayton Fixed Income Services LLC Accountant PricewaterhouseCoopers LLP Rating Agencies Fitch Ratings Inc. and Moody’s Investors Service July 2024 S M T W T F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 Key Transaction Dates Premarketing Monday – Tuesday, July 15 – 16 Announce transaction Wednesday, July 17 Launch and price transaction Thursday, July 18 Settle transaction Tuesday, July 23 Transaction Participants 3

Secret • Ford Credit Auto Lease Trust 2024-B (“FCALT 2024-B”) will issue notes with an aggregate initial principal amount of $1,161,030,000 or $1,451,290,000.(1) If the aggregate initial principal amount issued is: − $1,161,030,000, FCALT 2024-B will offer $1.00 billion of AAA/Aaa-rated Class A notes(2) and $44.94 million of AA/Aa1 rated Class B notes, or − $1,451,290,000, FCALT 2024-B will offer $1.25 billion of AAA/Aaa-rated Class A notes(3) and $56.17 million of AA/Aa1 rated Class B notes − Ford Credit will only be offering the Class A and Class B notes, and will retain the Class C and Class D notes − Offering will include fixed rate Class A-2a and floating rate Class A-2b notes which will be sized to demand; Class A-2b notes will not exceed 75% of the overall Class A-2 note amount. Floating rate notes will initially accrue interest based on 30-day average SOFR • Similar to prior Ford Credit lease securitizations, FCALT 2024-B will use a senior / subordinate, sequential pay structure pre- and post-event of default, as well as an exchange note structure. The exchange note is secured by a reference pool of leases and leased vehicles • The principal amount of the notes will be based on the securitization value of the leases. The securitization value of a lease is the sum of the present values of (1) the remaining scheduled base monthly payments plus (2) the base residual value of the related leased vehicle ‒ The discount rate applied to each lease is the greater of (1) 10.25% and (2) its lease factor ‒ The base residual value for a leased vehicle is the lesser of (1) the contract residual value and (2) the ALG base residual value (2) .. As a result, the base residual value of 81.06%(3) of the leased vehicles in the reference pool by securitization value equals the ALG base residual value of the leased vehicle ‒ Securitization value does not reflect the most recent ALG mark-to-market value, $4.3 million(4) higher than the base residual value of the reference pool • The cutoff date for the reference pool is July 1, 2024. The first payment date will be August 15, 2024 Key Highlights F C A L T 2024 - B R O A D S H O W (1) The Sponsor will determine the aggregate initial principal amount of the notes to be issued on or before the day of pricing (2) For a description of ALG base residual value, please refer to the “Glossary of Terms” in the prospectus (3) Assumes the aggregate principal amount of notes issued is $1,161,030,000. If the aggregate principal amount of notes issued is $1,451,290,000, the base residual value of 81.13% of the leased vehicles in the reference pool by securitization value equals the ALG base residual value of the leased vehicle (4) Assumes the aggregate principal amount of notes issued is $1,161,030,000. If the aggregate principal amount of notes issued is $1,451,290,000, $5.4 million higher than the base residual value of the reference pool 4

0.25% 0.25% 0.25% 0.25% 0.50% 0.25% 0.25% 1.00% 0.25% 0.25% 0.25% 12.90% 12.90% 15.95% 15.95% 15.95% 9.45% 9.45% 9.45% 8.70% 8.70% 8.70% 7.00% 7.00% 7.00% 7.00% 7.00% 13.50% 13.50% 12.75% 11.20% 11.20% 11.20% 2024-B 2024-A 2023-B 2023-A 2022-A 2021-B 2021-A 2020-B 2020-A 2019-B 2019-A Reserve Subordination Initial Overcollateralization Transaction Summary F C A L T 2024 - B R O A D S H O W Class A notes (“AAA”) 80.10% Class B notes (“AA”) 3.60% Class C notes (“A”) 4.50% Class D notes (“BBB”) 4.80% Overcollateralization 7.00% Reserve Account 0.25% Excess Spread • Senior/subordinate, sequential pay structure • Credit enhancement in the lease securitization program includes: − Subordination of junior notes − Overcollateralization − Non-declining cash reserve account − Excess spread (used to build target overcollateralization) • Target OC is 9.80% of Initial Total Securitization Value % of Initial Total Securitization Value Total Initial Class A Hard Credit Enhancement 20.15% Initial Class A Hard Credit Enhancement 5 23.20% 23.20% 23.45% 23.20% 23.20% 23.20% 20.15% 20.15% 20.15% 20.15% 20.15%

Transaction Structure – $1.2 Billion Notes Issued(1) F C A L T 2024 - B R O A D S H O W Class A-1 Notes Class A-2a Notes Class A-2b Notes Class A-3 Notes Class A-4 Notes Class B Notes Class C Notes Class D Notes Total Principal Amount ($) 99,000,000 418,840,000 418,840,000 63,320,000 44,940,000 56,170,000 59,920,000 1,161,030,000 Class Split(2) 7.93% 33.55% 33.55% 5.07% 3.60% 4.50% 4.80% 93.00% Expected Ratings (Fitch / Moody’s) F1+/P-1 AAA/Aaa AAA/Aaa AAA/Aaa AA/Aa1 NR/Aa2 NR/A1 Offering Type Public Public Public Public Public Retained Retained WAL to Maturity (yrs.)(3) 0.22 0.99 1.96 2.44 2.54 2.66 2.78 Benchmark I-Curve I-Curve SOFR(4) I-Curve I-Curve I-Curve I-Curve I-Curve Fixed/Floating Fixed Fixed Floating Fixed Fixed Fixed Fixed Fixed Interest Accrual Method A/360 30/360 A/360 30/360 30/360 30/360 30/360 30/360 Payment Frequency Monthly Monthly Monthly Monthly Monthly Monthly Monthly Principal Window (mos.)(3) 1 - 5 5 – 18 18 – 29 29 – 30 30 – 31 31 – 33 33 – 34 Expected Final(3)(5) Dec - 2024 Jan - 2026 Dec - 2026 Jan - 2027 Feb - 2027 Apr - 2027 May - 2027 Legal Final(5) Aug - 2025 Feb - 2027 Dec - 2027 Jan - 2028 Feb - 2028 Mar - 2028 May - 2029 ERISA Eligible Yes Yes Yes Yes Yes No No (1) Information about each class of notes, if the aggregate initial principal balance of the notes to be issued is $1,161,030,000, is summarized below (2) As a percent of initial total securitization value. Total may not sum due to rounding (3) At pricing speed of 100% prepayment assumption to maturity (4) The Class A-2b notes will accrue interest at a floating rate which will initially be benchmarked to 30-day average SOFR. However, the benchmark may change in certain situations. For more information on how 30-day average SOFR is …..determined and the circumstances under which the benchmark may change, you should read "Description of the Notes — Payments of Interest — Floating Rate Benchmark Rate; Benchmark Transition Event.” in the prospectus (5) The trust will pay interest and principal on the notes on the 15th day of each month (or, if not a business day, the next business day) 6 Not Presently Offered

Transaction Structure – $1.5 Billion Notes Issued(1) F C A L T 2024 - B R O A D S H O W (1) Information about each class of notes, if the aggregate initial principal balance of the notes to be issued is $1,451,290,000 is summarized below (2) As a percent of initial total securitization value. Total may not sum due to rounding (3) At pricing speed of 100% prepayment assumption to maturity (4) The Class A-2b notes will accrue interest at a floating rate which will initially be benchmarked to 30-day average SOFR. However, the benchmark may change in certain situations. For more information on how 30-day average SOFR is …..determined and the circumstances under which the benchmark may change, you should read "Description of the Notes — Payments of Interest — Floating Rate Benchmark Rate; Benchmark Transition Event.” in the prospectus (5) The trust will pay interest and principal on the notes on the 15th day of each month (or, if not a business day, the next business day) Class A-1 Notes Class A-2a Notes Class A-2b Notes Class A-3 Notes Class A-4 Notes Class B Notes Class C Notes Class D Notes Total Principal Amount ($) 124,000,000 523,550,000 523,550,000 78,900,000 56,170,000 70,220,000 74,900,000 1,451,290,000 Class Split(2) 7.95% 33.55% 33.55% 5.06% 3.60% 4.50% 4.80% 93.00% Expected Ratings (Fitch / Moody’s) F1+/P-1 AAA/Aaa AAA/Aaa AAA/Aaa AA/Aa1 NR/Aa2 NR/A1 Offering Type Public Public Public Public Public Retained Retained WAL to Maturity (yrs.)(3) 0.22 0.99 1.96 2.44 2.54 2.67 2.78 Benchmark I-Curve I-Curve SOFR(4) I-Curve I-Curve I-Curve I-Curve I-Curve Fixed/Floating Fixed Fixed Floating Fixed Fixed Fixed Fixed Fixed Interest Accrual Method A/360 30/360 A/360 30/360 30/360 30/360 30/360 30/360 Payment Frequency Monthly Monthly Monthly Monthly Monthly Monthly Monthly Principal Window (mos.)(3) 1 – 5 5 – 18 18 – 29 29 – 30 30 – 31 31 – 33 33 – 34 Expected Final(3)(5) Dec - 2024 Jan - 2026 Dec - 2026 Jan - 2027 Feb - 2027 Apr - 2027 May - 2027 Legal Final(5) Aug - 2025 Feb - 2027 Dec - 2027 Jan - 2028 Feb - 2028 Mar - 2028 May - 2029 ERISA Eligible Yes Yes Yes Yes Yes No No 7 Not Presently Offered

Collateral Highlights + Residual maturities have broad distribution + Seasoned assets included in FCALT transactions + Diverse model mix across CUV, Truck, SUV and Car platforms (detail on slide 9) + Weighted average FICO® scores are consistently strong, increasing in recent transactions + Residual portion of securitization value lower than recent transactions + FCALT 2024-B securitization value does not reflect the most recent ALG mark-to-market value, which is $4.3 million(1) or $5.4 million(2) higher than the base residual value of the reference pool F C A L T 2024 - B R O A D S H O W FCALT 2024-B ($1.2B1 ) FCALT 2024-B ($1.5B2 ) FCALT 2024-A FCALT 2023-B FCALT 2023-A FCALT 2022-A FCALT 2021-B FCALT 2021-A FCALT 2020-B FCALT 2020-A FCALT 2019-B FCALT 2019-A Max 6-month Residual Maturities as a % Base Residual value(3) 29.32% 29.34% 32.21% 27.87% 32.14% 30.09% 34.05% 35.24% 31.66% 35.20% 32.72% 35.49% Seasoning (months) 9.9 9.8 12.4 12.2 12.1 12.1 11.7 11.9 12.4 12.4 11.9 11.7 Model Diversification Top Model 29.94% 29.90% 27.81% 24.71% 26.69% 24.11% 22.95% 20.39% 19.87% 22.61% 27.27% 23.01% Top 3 Models 52.17% 52.21% 54.47% 54.15% 58.37% 49.25% 52.71% 52.15% 52.07% 55.19% 58.53% 56.11% SUVs and Trucks as % of Total Securitization Value 41.34% 41.26% 42.18% 41.88% 30.91% 30.80% 32.71% 31.73% 33.60% 29.92% 34.50% 28.27% Weighted Average FICO 764 764 764 764 762 760 759 758 755 754 754 754 Weighted Average LTV at Origination 91.54% 91.54% 92.82% 93.54% 93.89% 94.69% 92.77% 91.54% 91.38% 90.51% 90.89% 90.40% Weighted Average PTI at Origination 7.93% 7.90% 8.00% 8.08% 7.92% 7.84% 7.76% 7.72% 7.48% 7.41% 7.26% 7.23% Residual Portion of Securitization Value 62.38% 62.37% 64.92% 63.82% 64.33% 63.01% 64.26% 64.46% 64.24% 64.33% 64.36% 63.99% (1) Assumes the aggregate initial principal balance of the notes to be issued is $1,161,030,000 (2) Assumes the aggregate initial principal balance of the notes to be issued is $1,451,290,000 (3) The base residual value for a leased vehicle is the lesser of the contract residual value and the ALG base residual value. For a description of ALG base residual value, please refer to the “Glossary of Terms” in the prospectus 8

Secret 23% 22% 21% 20% 23% 21% 17% 17% 25% 29% 35% 35% 13% 13% 14% 14% 16% 15% 17% 17% 16% 14% 7% 11% 10% 10% 10% 9% 9% 12% 12% 7% 7% 7% 7% 6% 6% 7% 7% 6% 6% 7% 7% 8% 7% 8% 8% 9% 9% 9% 9% 8% 8% 6% 6% 7% 7% 7% 8% 8% 7% 7% 7% 7% 7% 6% 6% 5% 5% 6% 6% 6% 6% 6% 5% 5% 37% 34% 4% 4% 33% 34% 33% 32% 34% 34% 25% 24% 18% 18% 2019-A 2019-B 2020-A 2020-B 2021-A 2021-B 2022-A 2023-A 2023-B 2024-A 2024-B Base 2024-B Upsize MI NY CA FL NJ OH TX PA Other 23% 28% 25% 23% 23% 23% 19% 19% 28% 30% 32% 32% 5% 7% 5% 11% 8% 9% 11% 11% 14% 12% 10% 10% 55% 52% 57% 55% 58% 60% 65% 65% 58% 57% 58% 58% 17% 13% 13% 12% 10% 7% 5% 5% 0% 0% 1% 1% 2019-A 2019-B 2020-A 2020-B 2021-A 2021-B 2022-A 2023-A 2023-B 2024-A 2024-B Base(2) 2024-B Upsize(3) Truck SUV CUV Car F C A L T 2 0 2 4 - B R O A D S H O W Collateral Highlights (Cont’d) Vehicle Type Diversification(1) Geographic Diversification – State(1) Vehicle Model Diversification(1) • Vehicle type and model trends reflect discontinuation of most car models and continued strength in Trucks, SUVs and CUVs • Leases continue to be geographically diversified across states Commentary 2024-B $1.2B2 2024-B $1.5B3 (1) As a % of securitization value. Totals may not sum to 100% due to rounding (2) Assumes the aggregate initial principal balance of the notes to be issued is $1,161,030,000 (3) Assumes the aggregate initial principal balance of the notes to be issued is $1,451,290,000 23% 27% 23% 20% 20% 20% 16% 23% 25% 28% 30% 30% 18% 17% 17% 20% 20% 23% 24% 27% 21% 18% 12% 12% 9% 8% 9% 9% 9% 8% 9% 9% 8% 8% 10% 10% 15% 14% 15% 13% 12% 10% 9% 9% 7% 8% 9% 9% 5% 5% 7% 7% 7% 6% 8% 8% 6% 6% 6% 6% 6% 6% 5% 5% 8% 6% 7% 6% 5% 6% 5% 7% 7% 6% 28% 27% 29% 28% 28% 29% 22% 19% 19% 19% 20% 20% 2019-A 2019-B 2020-A 2020-B 2021-A 2021-B 2022-A 2023-A 2023-B 2024-A 2024-B Base 2024-B Upsize F-150 Explorer Edge Escape Nautilus Mustang Mach-e Corsair Fusion Expedition Other 2024-B $1.2B2 2024-B $1.5B3 2024-B $1.2B2 2024-B $1.5B3 9

Secret 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% 0% 2% 4% 6% 8% 10% 12% 14% 16% 18% 20% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 35 37 39 41 43 45 47 Hard 'AAA' CE Car CUV SUV Truck Residual Maturity vs. Enhancement Build F C A L T 2024 - B R O A D S H O W (1) Representative of the $1.2 billion structure. The residual maturity schedule and enhancement build for the $1.5 billion structure is in line with the $1.2 billion structure (2) Hard credit enhancement consists of overcollateralization, subordination and the reserve account. Assumes a pricing speed of 100% prepayment to maturity % of Residuals Maturing Each Period Hard Credit Enhancement as a % of O/S Securitization Value Residual Maturity by Vehicle Type vs. Hard Credit Enhancement for Class A Notes(1)(2) 10 Class A-1 Paid Down Class A-4 Paid Down Class A-2 Paid Down Class A-3 Paid Down

Secret Residual Break-Even Analysis – $1.2 Billion Notes Issued(1) F C A L T 2024 - B R O A D S H O W Assumptions: ▪ 0% prepayments ▪ 40% / 40% / 20% (year 1 / 2 / 3) distribution for losses ▪ 50% recovery of charge-offs (with a 4 month lag on credit loss recoveries) ▪ 2 month lag on receipt of auction proceeds for residual ▪ Base net credit loss of 1% of initial total securitization value ▪ Estimated 4.50% excess spread per annum ▪ Includes 7.00% initial overcollateralization growing to a target of 9.80%, 12.90% of subordination for the Class A Notes, 9.30% of subordination for Class B Notes, 4.80% of subordination for the Class C Notes, and 0.25% cash reserve account A1 Cumulative Net Credit Loss A3 Cumulative Net Credit Loss B Cumulative Net Credit Loss Turn in Rate(2) 1.00% 3.00% 5.00% Turn in Rate(2) 1.00% 3.00% 5.00% Turn in Rate(2) 1.00% 3.00% 5.00% 70% 100.00% 100.00% 100.00% 70% 61.69% 59.18% 56.45% 70% 46.48% 43.33% 39.90% 80% 100.00% 100.00% 100.00% 80% 53.98% 51.78% 49.40% 80% 40.67% 37.91% 34.92% 90% 100.00% 100.00% 100.00% 90% 47.98% 46.03% 43.91% 90% 36.15% 33.70% 31.04% 100% 100.00% 100.00% 100.00% 100% 43.18% 41.43% 39.52% 100% 32.54% 30.33% 27.93% A2 Cumulative Net Credit Loss A4 Cumulative Net Credit Loss C Cumulative Net Credit Loss Turn in Rate(2) 1.00% 3.00% 5.00% Turn in Rate(2) 1.00% 3.00% 5.00% Turn in Rate(2) 1.00% 3.00% 5.00% 70% 100.00% 100.00% 100.00% 70% 52.78% 49.90% 46.76% 70% 38.61% 35.13% 31.33% 80% 100.00% 100.00% 100.00% 80% 46.19% 43.66% 40.91% 80% 33.79% 30.74% 27.41% 90% 93.46% 93.59% 93.73% 90% 41.05% 38.81% 36.37% 90% 30.03% 27.32% 24.37% 100% 84.12% 84.23% 84.36% 100% 36.95% 34.93% 32.73% 100% 27.03% 24.59% 21.93% D Cumulative Net Credit Loss Turn in Rate(2) 1.00% 3.00% 5.00% 70% 30.02% 26.16% 21.97% 80% 26.26% 22.89% 19.22% 90% 23.35% 20.35% 17.09% 100% 21.01% 18.31% 15.38% 11 Note: Light blue numbers represent breakeven levels (1) Representative of the $1.2 billion structure. The residual break-even analysis for the $1.5 billion structure is in line with the $1.2 billion structure (2) After stress defaults

Secret F C A L T 2 0 2 4 - B R O A D S H O W Securitization Pool Performance Cumulative Return Rate Cumulative Residual Loss / (Gain)(1) Cumulative Net Credit Losses(2) 0% 10% 20% 30% 40% 50% 60% 70% 80% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 Months Since Settlement 2019-A 2019-B 2020-A 2020-B 2021-A 2021-B 2022-A 2023-A 2023-B 2024-A -20.00% -15.00% -10.00% -5.00% 0.00% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 Months Since Settlement 2019-A 2019-B 2020-A 2020-B 2021-A 2021-B 2022-A 2023-A 2023-B 2024-A -0.30% -0.20% -0.10% 0.00% 0.10% 0.20% 0.30% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 Months Since Settlement 2019-A 2019-B 2020-A 2020-B 2021-A 2021-B 2022-A 2023-A 2023-B 2024-A (1) As a percentage of initial base residual value; includes losses/(gains) on retained and returned vehicles (2) Total credit loss as a percent of initial total securitization value • For the performance in the pools above (2019-A to 2024-A): − Lifetime cumulative return rates range from 11% to 57%; return rates have continued to increase from historical lows, reflecting the impact of normalizing auction values − Cumulative residual gains reflect strength in auction values − Consistent credit loss performance 12

5 13 9 5 7 18 20 17 27 34 29 7 22 7 8 9 11 9 Q4 2022 Q1 2023 Q2 2023 Q3 2023 Q4 2023 Q1 2024 Lease Placement Volume (000) 24-Month 36-Month 39-Month / Other 48 47 9% 11% 12% 13% 13% 14% 16% 19% 20% 20% 22% 24% Q4 2022 Q1 2023 Q2 2023 Q3 2023 Q4 2023 Q1 2024 Lease Share of Retail Sales (%) Industry* Ford Credit 13 * Source: J.D. Power PIN ** U.S. 36-month off-lease auction values at Q1 2024 mix 12 16 14 19 25 27 18% 23% 19% 29% 41% 50% Q4 2022 Q1 2023 Q2 2023 Q3 2023 Q4 2023 Q1 2024 Lease Return Volume (000) and Return Rates (%) Return Rates (%) U.S. Lease Metrics ▪ Aligned with expectations, lease return rates have begun to increase from historical lows, reflecting the impact of declining auction values ▪ Q1 auction values decreased 10% YoY and increased 2% sequentially, reflecting normal seasonality 37 44 49 $30,040 $31,000 $32,195 $30,070 $27,575 $28,050 Q4 2022 Q1 2023 Q2 2023 Q3 2023 Q4 2023 Q1 2024 Auction Values (Per Unit) ** 32 F C A L T 2 0 2 4 - B R O A D S H O W